Exhibit 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

Evergy Missouri West, Inc.

(Exact name of registrant, sponsor and depositor as specified in its charter)

Evergy Missouri West Storm Funding I, LLC

(Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Asset-Backed Securities	Securitized Utility Tariff Bonds, Series 2024-A	457(o)	$0	100%	$0	0.00014760	$0

	Total Offering Amount					$0		$0

	Total Fees Previously Paid(2)							$110.20

	Net Fee Due							$0

(1)	No new securities are being registered as part of this Amendment No. 1.
(2)

A fee in the amount of $110.20 was previously paid in connection with the initial filing of this Registration Statement on Form SF-1 (File Nos. 333-268913 and 333-268913-01) where $1,000,000 aggregate principal amount of Senior Secured Securitized Utility Tariff Bonds, Series 2024-A were registered.